EX-23
(Exhibit 23)      Independent Accountants' Consent


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Financial Institutions, Inc.:


We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-82202), (No. 333-40544) of Financial Institutions, Inc. of our report dated January 22, 2002, relating to the consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report has been included in the December 31, 2001 Annual Report on Form 10-K of Financial Institutions, Inc.



                                            /s/ KPMG LLP


Buffalo, New York
March 11, 2002